Exhibit 3.848
CERTIFICATE OF FORMATION
OF
TAORMINA INDUSTRIES, LLC
1. The name of the limited liability company is Taormina Industries, LLC.
2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Taormina Industries, LLC this 25th day of June, 1998.

/s/ David A. Barclay
Authorized Person
David A. Barclay, Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:18 PM 07/03/2008
FILED 12:54 PM 07/03/2008
SRV 080756300 — 2913786 FILE
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1.	Name of Limited Liability Company: Taormina Industries, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the Limited Liability Company shall be:

Republic Waste Services of Southern California, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of July, A.D. 2008.

By:	/s/ David A. Barclay
Authorized Person(s)
Name: David A. Barclay Print or Type